                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only(as permitted by Rule
       14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            REEBOK INTERNATIONAL LTD.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:

                           REEBOK INTERNATIONAL LOGO

                           REEBOK INTERNATIONAL LTD.
                          100 TECHNOLOGY CENTER DRIVE
                         STOUGHTON, MASSACHUSETTS 02072

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 2000

     Notice is hereby given that the Annual Meeting of Shareholders of Reebok International Ltd. will be held at the offices of Fleet National Bank (formerly known as "BankBoston, N.A.", Long Lane Conference Room, Second Floor, 100 Federal Street, Boston, Massachusetts at 10:00 a.m. local time on Tuesday, May 2, 2000 for the following purposes:

     1.  To elect two Class I members of the Board of Directors.

     2. To consider a shareholder proposal requesting that the Board of Directors take action to declassify the Board of Directors.

     3. To consider a shareholder proposal requesting that the Board of Directors not adopt a shareholder rights agreement unless the Board has first obtained an affirmative vote of the shareholders.

     4. To transact any other business that may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 8, 2000 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     If you are unable to be present in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          DAVID A. PACE
                                          Clerk

April 3, 2000

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 2000
                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2000 or at any adjournment thereof (the "Meeting"). This Proxy Statement and the enclosed proxy were first sent to shareholders of Reebok on April 3, 2000. The cost of solicitation of proxies on behalf of Reebok's management will be borne by Reebok. Directors, officers and employees of Reebok may also solicit proxies by telephone, telegraph, electronic mail or personal interview. Reebok will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials on behalf of Reebok's management to the beneficial owners of shares.

     Only shareholders of record at the close of business on March 8, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. There were 56,269,870 shares of the Company's common stock, $.01 par value per share ("Common Stock"), outstanding on the Record Date, each of which is entitled to one vote. Under the bylaws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the Meeting. If a quorum is present, each nominee for director who receives a plurality of the votes properly cast will be elected a director. An affirmative majority of the votes properly cast at the Meeting in person or by proxy is required for the approval of proposals 2 and 3. Votes cast by proxy or in person at the Meeting will be counted by persons selected by the Company to act as election inspectors for the Meeting (the "Election Inspectors").

     The Election Inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum; but new proxies that withhold authority to vote for any nominee (without naming an alternative nominee) and to vote for or against proposal 2 and proposal 3, new abstentions and new broker non-votes will not be counted as votes cast at the Meeting. Such proxies therefore will not be a factor for the election of directors or whether proposal 2 or proposal 3 is approved at the Meeting.

     Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted at the Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation with the Clerk. Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of each nominee for director identified below, AGAINST proposal 2, AGAINST proposal 3 and in the discretion of the named proxies as to any other matter that may come before the Meeting or any adjournments of the Meeting.

     Reebok's Annual Report on Form 10-K for fiscal year ended December 31, 1999 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed proxy were mailed to shareholders on the same date as the date of the Notice of Annual Meeting. The current principal executive offices of Reebok are located at 100 Technology Center Drive, Stoughton, Massachusetts 02072. The principal executive offices of Reebok are planned to be relocated in June 2000 at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

                             ELECTION OF DIRECTORS

     Pursuant to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors is divided into three classes, having staggered terms of three years each. Under Section 50A and the bylaws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Shareholders or Special Meeting in lieu thereof. Of the current directors, two Class I directors have terms expiring at the Meeting, three Class II directors have terms expiring at the 2001 Annual Meeting and two Class III directors have terms expiring at the 2002 Annual Meeting. The two directors whose terms expire at the Meeting have been nominated by the Board of Directors for reelection at such Meeting. Each Class I director elected at the Meeting will serve until the 2003 Annual Meeting of Shareholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES

     Unless authority is withheld, proxies in the accompanying form will be voted in favor of electing Mannie L. Jackson and Geoffrey Nunes as Class I directors, to hold office until the Annual Meeting of Shareholders in 2003 or Special Meeting in lieu thereof, and until their respective successors are elected and qualified. If the proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

     Both nominees for director are now Class I members of the Board of Directors. The Company has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the other and may vote for a substitute for such nominee.

     Listed below are the nominees for Class I director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected a director of the Company.

                                               BUSINESS EXPERIENCE AND                           SINCE
                                                CURRENT DIRECTORSHIPS                    AGE    DIRECTOR
             NAME                              -----------------------                   ---    --------
Mannie L. Jackson.............  Chairman, Chief Executive Officer and majority owner     60       1996
                                of Harlem Globetrotters International, Inc., a sports
                                and entertainment entity; Retired Senior Vice
                                President-Corporate Marketing and Administration of
                                Honeywell, Inc., a manufacturer of control systems,
                                and prior to that, served in various executive
                                capacities for Honeywell, Inc. beginning in 1968;
                                Director of Ashland Inc., a vertically integrated
                                petroleum and chemical company; Director of Jostens
                                Inc., a manufacturer and distributor of recognition
                                awards; and Director of The Stanley Works, a
                                commercial, consumer and specialty tools company.
Geoffrey Nunes................  Retired Senior Vice President and General Counsel,       69       1986
                                Millipore Corporation, a leader in the field of
                                separation technology.

     Class II members of the Board of Directors, whose terms of office expire at the 2001 Annual Meeting of Shareholders, are as follows:

                                               BUSINESS EXPERIENCE AND                          DIRECTOR
             NAME                               CURRENT DIRECTORSHIPS                    AGE     SINCE
             ----                              -----------------------                   ---    --------

Paul R. Duncan................  Executive Vice President of the Company (from 1990       59       1989
                                until December 31, 1998; and since February 1, 2000),
                                with various executive responsibilities including
                                President of the Company's Specialty Business Group
                                (from October 1995 to November 1996); Chief Financial
                                Officer of the Company (from 1985 to June 1995); and
                                Director of Cabletron Systems, Inc., a computer
                                networking company.
William F. Glavin.............  President Emeritus, Babson College; Director of INCO     67       1994
                                Ltd., a producer of primary metals, alloys and
                                engineered products; Director of John Hancock Mutual
                                Funds, Inc., a mutual fund company; and Director of
                                OmegaTech Inc., a food ingredient company.
Richard G. Lesser.............  Executive Vice President and Director of TJX             65       1988
                                Companies, Inc. ("TJX"), an off-price apparel and
                                home furnishings retailer, and Chief Operating
                                Officer of TJX from November 1994 to February 2000;
                                President, The Marmaxx Group, a division of TJX that
                                operates T.J. Maxx and Marshalls (since February
                                1996); Director of A.C. Moore Arts & Crafts, Inc., an
                                operator of arts and crafts stores; and Director of
                                Dollar Tree Stores, Inc., a national chain of variety
                                stores selling merchandise at one dollar.

     Class III members of the Board of Directors, whose terms of office expire at the 2002 Annual Meeting of Shareholders, are as follows:

                                               BUSINESS EXPERIENCE AND                          DIRECTOR
             NAME                               CURRENT DIRECTORSHIPS                    AGE     SINCE
             ----                              -----------------------                   ---    --------

Paul B. Fireman...............  Chief Executive Officer and Chairman of the Board of     56       1979
                                Directors of the Company; President of the Company
                                (from 1979 to March 1987 and since December 1989);
                                and Director of Abiomed, Inc., a manufacturer of
                                medical devices.
Thomas M. Ryan................  Chairman and Chief Executive Officer (since May 1998)    47       1998
                                and Director (since 1996) of CVS Corporation ("CVS"),
                                a company in the chain drug store industry; President
                                and Chief Executive Officer of CVS Pharmacy, Inc.
                                (since 1994); Chief Operating Officer of CVS (from
                                October 1996 to May 1998); and Director of
                                FleetBoston Financial Corp. (formerly, Fleet
                                Financial Group, Inc.), a financial services company.

     During 1999, the Board of Directors held six meetings. All of the directors who were on the Board at the end of 1999 attended at least 75% of the Board and relevant committee meetings during 1999. M. Katherine Dwyer and Carl J. Yankowski resigned from the Board as of July 28, 1999 and December 2, 1999, respectively. For information on compensation of Directors, see "Compensation of Directors" below.

     The Audit Committee, composed of Mr. Lesser, Ms. Dwyer (through July 28,
1999) and Mr. Nunes, held three meetings during 1999. The Audit Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company; reviews with such accountants and management the Company's internal accounting procedures and controls; and reviews with such accountants the scope and results of their audit of the consolidated financial statements of the Company.

     The Compensation Committee, composed of Mr. Nunes, Mr. Glavin, Ms. Dwyer (through July 28, 1999) and Mr. Ryan, held five meetings during 1999. The Compensation Committee administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters.

     The Board Affairs Committee, composed of Messrs. Glavin, Jackson, Lesser, Nunes and Ryan, held two meetings during 1999. This Committee is responsible for considering Board governance issues. The Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by shareholders. Recommendations by shareholders should be submitted in writing to the Board Affairs Committee, in care of the President of the Company.

     The Executive Committee, composed of Messrs. Fireman, Duncan and Nunes, did not meet but took action by written consent once during 1999. The Executive Committee may take certain action permitted by law and the bylaws in the intervals between meetings of the full Board.

COMPENSATION OF DIRECTORS

     During 1999, each director who was not an officer or employee of the Company received $25,000 annually, plus $2,000 for each committee chairmanship held and $2,000 for each directors' meeting and $1,000 for each committee meeting attended, plus expenses. As part of a policy adopted by the Board of Directors in 1998 that requires each director to own Reebok's Common Stock with a market value of at least four times the amount of the annual retainer within five years of the director's first election to the Board, a minimum of forty percent of the annual retainer was paid in Reebok's Common Stock.

     The Company's Equity and Deferred Compensation Plan for Directors (the "Directors' Plan") provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees.

     The deferred compensation portion of the Directors' Plan permits directors who are not employees of the Company to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok's Common Stock or in cash which earns interest at the Merrill Lynch Corporate Bond Rate (the "Bond Rate"). Compensation deferred into Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Dividends paid on the Common Stock are also credited to the director's deferred compensation account.

     Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Board of Directors, whichever occurs first. If the deferred compensation is invested at the Bond Rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Common Stock, the distribution will be in the form of shares of Common Stock.

     Under the stock option portion of the Directors' Plan, each newly elected (or re-elected) Eligible Director (as defined below) is granted an option on the date of such election (or re-election) to purchase shares of Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year (the "Election Year Grant"). On April 28 of each year after the initial grant, each Eligible Director is granted an option to purchase shares of Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Common Stock on the date of the grant. The Directors' Plan was amended in 1999 to (i) provide that options will become exercisable at such times as the Compensation Committee may specify; (ii) provide for the grant of options to any Eligible Director by the Compensation Committee in its discretion; and (iii) provide for the limited transfer of options.

     On April 28, 1999, all Eligible Directors were granted an option equal to an Election Year Grant, even those Eligible Directors for whom 1999 was not an election year. The options granted under the Directors' Plan in 2000 and 2001 will be adjusted pro rata for these 1999 grants so that the nominees and the directors whose terms will expire at the Meeting will receive one-third of the Election Year Grant in 2000 and directors whose terms will expire at the Annual Meeting of Shareholders in 2001 will receive two-thirds of the Election Year Grant in 2001. On April 28, 1999, each of Messrs. Glavin, Jackson, Lesser, Nunes, Duncan and Ryan was granted an option to purchase 14,910 shares of Common Stock, and an option to purchase 7,455 shares of common stock; and Ms. Dwyer was granted options to purchase 7,455 shares of Common Stock, which was canceled upon her resignation.

     An "Eligible Director" is any director who is not an officer or employee of the Company and is not a holder of more than five percent (5%) of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. In 1999 all the directors were Eligible Directors except for Mr. Fireman. In 2000 all the directors will be Eligible Directors except for Mr. Fireman and Mr. Duncan, who retired from the Company on December 31, 1998 but returned to employment with the Company in February 2000.

BENEFICIAL OWNERSHIP OF SHARES

     The following table shows certain information about the shares of Common Stock owned as of the Record Date by persons owning of record or, to the knowledge of the Company, beneficially five percent (5%) or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group.

                                                              COMMON STOCK
                                                              BENEFICIALLY      PERCENT
                            NAME                                OWNED(1)      OF CLASS(2)
                            ----                              ------------    -----------
Paul B. Fireman(3)(8).......................................   6,227,076         10.13%
Phyllis Fireman(4)..........................................   3,547,002          5.77%
Paul R. Duncan(8)...........................................     414,251             *
William F. Glavin(5)(8).....................................      46,114             *
Mannie L. Jackson(5)(8).....................................      44,558             *
Richard G. Lesser(5)(6)(8)..................................      77,240             *
Angel Martinez(8)...........................................      85,000             *
Geoffrey Nunes(5)(8)........................................      69,157             *
Thomas M. Ryan(5)(8)........................................      32,607             *

                                                              COMMON STOCK
                                                              BENEFICIALLY      PERCENT
                            NAME                                OWNED(1)      OF CLASS(2)
                            ----                              ------------    -----------
Kenneth I. Watchmaker(8)....................................      92,082             *
Carl J. Yankowski(9)........................................           0             *
David A. Perdue(8)..........................................      10,092             *
James R. Jones, III(8)......................................      21,115             *
Directors and executive officers as a group (14
  persons)(7)(8)............................................   7,132,505         11.60%
First Pacific Advisors, Inc.(10)............................   3,830,100          6.23%
Brandes Investment Partners, L.P.(11).......................   4,214,456          6.86%
Investors Group

---------------
  *  Less than 1%.

 (1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

 (2) Computed on the basis of 61,470,494 shares: 56,269,870 shares outstanding as of the Record Date and 5,200,624 shares subject to options exercisable within 60 days of the Record Date.

 (3) Excludes 3,547,002 shares that are beneficially owned by Phyllis Fireman, Paul Fireman's wife. Mr. Fireman disclaims beneficial ownership of these shares. Mr. Fireman's address is c/o Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072

 (4) Excludes 6,227,076 shares that are beneficially owned by Paul Fireman, Phyllis Fireman's husband. Mrs. Fireman disclaims beneficial ownership of these shares. Mrs. Fireman's address is c/o Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072

 (5) Includes for the following persons, the following shares, which represent shares deferred pursuant to the Directors' Plan: William F. Glavin 8,675 shares; Mannie L. Jackson, 7,371 shares; Richard G. Lesser, 21,547 shares; Geoffrey Nunes, 13,464 shares; Thomas M. Ryan, 4,210 shares; and Paul R. Duncan, 18,465 shares.

 (6) Excludes 3,576 shares held by Mr. Lesser's wife and child. Mr. Lesser disclaims beneficial ownership of these shares.

 (7) Excludes the 3,547,002 shares described in note (3) above and the 3,576 shares described in note (6). Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the date of this table (see note (8) below).

 (8) Includes for the following persons, the following shares which are subject to stock options exercisable within 60 days of the date of this table: Paul
     B. Fireman, 2,588,920 shares; Paul R. Duncan, 395,786 shares; William F. Glavin, 37,439 shares; Mannie L. Jackson, 37,187 shares; Richard G. Lesser, 55,693 shares; Angel Martinez, 85,000 shares; Geoffrey Nunes, 55,693 shares; David A. Perdue, 5,400 shares; Thomas M. Ryan, 28,397 shares; Kenneth I. Watchmaker, 85,250 shares; James R. Jones, III, 18,750 shares; and all directors and executive officers as a group, 3,403,795 shares.

 (9) Mr. Yankowski's employment with the Company ended in December 1999.

(10) Information based on an amendment to Schedule 13G dated February 11, 2000 filed with the Securities and Exchange Commission (the "SEC") by First Pacific Advisors, Inc., an investment adviser, which reported the beneficial ownership of 3,830,100 shares, of which it has shared voting power with respect to 1,250,300 shares and shared dispositive power with respect to 3,830,100 shares. The address of First Pacific Advisors, Inc. is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064.

(11) Information based on an amendment to Schedule 13G dated January 31, 2000 filed with the SEC by Brandes Investment Partners L.P., Brandes Investment Partners, Inc., Brandes Holdings, L.P., Charles

     H. Brandes, Glenn R. Carlson, Jeffrey A. Busby (collectively, the "Brandes Holders") as a group, which reported the beneficial ownership of 4,214,456 shares, of which the group has shared voting power and shared dispositive power with respect to all shares. The address of the Brandes Holders is 12750 High Bluff Drive, San Diego, CA 92130.

EXECUTIVE COMPENSATION

     The following table shows the aggregate compensation paid or accrued by the Company for services rendered during the years ended December 1997, 1998 and 1999 (when applicable) for (i) the Chief Executive Officer; (ii) each of the four other most highly compensated executive officers; and (iii) Carl J. Yankowski who would have been one of the four other most highly compensated executive officers had he been an executive officer at the end of 1999 (those falling within either clause (i), (ii) or (iii) shall be referred to herein as the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                 ANNUAL COMPENSATION            --------------------------
                                         ------------------------------------             AWARDS
                                                                      OTHER     --------------------------
                                                                     ANNUAL     RESTRICTED    SECURITIES
                                                                     COMPEN-      STOCK       UNDERLYING        ALL OTHER
                                  YEAR   SALARY($)    BONUS($)(1)   SATION($)   AWARDS($)    OPTIONS(#)(2)   COMPENSATION($)
                                  ----   ----------   -----------   ---------   ----------   -------------   ---------------
Paul B. Fireman.................  1999   $1,000,012        None           --       None         500,000(3)     $         (4)(5)
  Chairman, President and         1998    1,000,012        None           --       None            None            56,275(4)(5)
  Chief Executive Officer         1997    1,038,474    $562,500           --       None         111,150            54,112(4)(5)
Angel Martinez..................  1999      550,004     150,000           --       None         100,000            45,779(6)
  Executive Vice President        1998      448,481        None           --       None         240,000(7)         38,434(6)
  and Chief Marketing Officer     1997      467,328     325,078           --       None            None            29,001(6)
Kenneth I. Watchmaker...........  1999      542,308     457,542           --       None         101,000(8)         44,062(9)
  Executive Vice President,       1998      499,980     250,000           --       None         240,000(7)         30,480(9)
  Chief Financial Officer         1997      509,600     281,250           --       None            None            29,769(9)
  and Treasurer
David A. Perdue(10).............  1999      350,012     215,250           --       None            None           274,291(11)
  Executive Vice President,       1998      134,620     101,493           --       None          48,600(7)         34,685(11)
  Global Operating Units
James R. Jones, III.............  1999      316,928     184,667           --       None          35,000            13,077(12)
  Senior Vice President and
    Chief                         1998      296,916      90,000           --       None          27,000(7)             --
  Human Resources Officer         1997      191,540      25,000           --       None          63,000                --
Carl J. Yankowski(10)...........  1999      787,687        None           --       None         250,000         2,833,137(13)(14)
  Former Executive                1998      215,383        None           --       None         500,000(15)        12,425(14)
  Vice President and Chief
  Executive Officer of the
  Reebok Division

---------------
 (1) Includes amounts deferred by the individual pursuant to the Company's Savings and Profit Sharing Retirement Plans and the Reebok Executive Deferred Compensation Plan.

 (2) Unless otherwise indicated, these options were granted under the 1994 Equity Incentive Plan. These options have a four- year vesting schedule under which twenty-five percent (25%) of the shares granted became exercisable on the first four anniversaries of the date of the grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions that result in a change of control of the Company's Common Stock.

 (3) An option to purchase 499,000 shares was granted to Mr. Fireman by the Company on April 19, 1999 under the Company's 1994 Equity Incentive Plan, pursuant to an Agreement, dated April 19, 1999, between the Company and Mr. Fireman, as described below in "Employee Agreements." In connection with this grant, Mr. Fireman canceled an option for 500,000 which had an identical exercise price but which expired on July 24, 2000 and which was granted under Mr. Fireman's Stock Option Agreement. See the section entitled "Employee Agreements" for more information on this option. An option to purchase 1,000 shares was granted to Mr. Fireman by the Compensation Committee in consideration of consenting to an amendment to the Company's SERP (as defined below) pursuant to a Consent dated as of April 19, 1999, as further described below in "Employee Agreements".

 (4) Includes contributions by the Company on behalf of Mr. Fireman as follows: for 1999, $13,000 to the Company's Savings and Profit Sharing Retirement Plan (the "Profit and Sharing/Savings Plan") and $68,539 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 1998, $13,000 to the Profit Sharing/Savings Plan and $42,615 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; and for 1997, $12,250 to the Profit Sharing/Savings Plan and $41,095 in credits allocated to Mr. Fireman's account under the Excess Benefits Plan; Mr. Fireman is 100% vested in these contributions and allocations.

 (5) Includes $          for 1999, reflecting the present value of the economic
     benefit to Mr. Fireman of the portion of the premium paid by the Company
     during 1999 ($          ) with respect to the split-dollar life insurance
     agreement (see "Employee Agreements" below for a description of such agreement), based on the time period between the date on which the premium was paid by the Company and May 26, 1999 which, as of March 26, 1999, is the earliest date on which the Company could terminate the agreement and receive a refund, without interest, of the premium it paid. Under a split-dollar life insurance agreement, the Company was obligated to pay the premium for the split-dollar policy for only six years, ending in 1996, and, therefore, the Company paid only the premium on a related "key man" policy of which the Company is a beneficiary, resulting in the substantial reduction in the total premium payment. Includes $660 for 1998 and $767 for 1997, as reported in the Company's 1999 and 1998 Proxy Statements, respectively, reflecting the present value of the economic benefit to Mr. Fireman of the premium paid during 1998, which in both years was $19,245, with respect to the same agreement, calculated on the same basis.

 (6) Includes contributions by the Company on behalf of Mr. Martinez as follows: for 1999, $13,000 to the Profit Sharing/Savings Plan and $32,779 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1998, $13,000 to the Profit Sharing/Savings Plan and $25,434 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; and for 1997, $12,250 to the Profit Sharing/Savings Plan and $16,751 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan. Mr. Martinez is 100% vested in these contributions and allocations.

 (7) These options were issued pursuant to the Company's Option Exchange and Restructuring Program in which the executive exchanged all of his above-market options for new options at the market price on the date of grant, but at a ratio of four new shares for every five shares exchanged and subject to a new four-year vesting schedule, under which twenty-five percent of the shares granted become exercisable on each of the first four anniversaries of the date of grant. These options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable under certain circumstances in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions that result in a change of control of the Company's Common Stock.

 (8) An option to purchase 1,000 shares was granted to Mr. Watchmaker by the Compensation Committee in consideration of his consent to an amendment to the Company's SERP pursuant to a Consent dated as of April 19, 1999, as further described below in "Employee Agreements".

 (9) Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 1999, $13,000 to the Profit Sharing/Savings Plan and $31,062 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1998, $13,000 to the Profit Sharing/Savings Plan and $17,480 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; and for 1997, $12,250 to the Profit Sharing/Savings Plan and $17,519 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan. Mr. Watchmaker is 100% vested in these contributions and allocations.

(10) Mr. Perdue and Mr. Yankowski did not join the Company until 1998.

(11) These amounts represent reimbursements of expenses incurred by Mr. Perdue in connection with his relocation to Massachusetts.

(12) Includes contributions by the Company on behalf of Mr. Jones as follows:
     $13,000 to the Profit Sharing/Savings Plan and $77 in credits allocated to Mr. Jones's account under the Excess Benefits Plan. Mr. Jones is 40% vested in these contributions and allocations.

(13) Includes the compensation paid to Mr. Yankowski under his Separation Agreement (as defined below in the section entitled "Transactions with Management and Affiliates"). This compensation includes $1,879,580 in forgiveness of a loan made by the Company to Mr. Yankowski under his 1998 employment agreement, $109,215 for a gross-up for taxes related to the loan and the Company's forgiveness of it, and $800,000 representing his annual base salary in one lump sum payable in 2000. See the section entitled "Transactions with Management and Affiliates" for more details.

(14) Includes the dollar value of insurance premiums paid in 1999 ($14,342) and 1998 ($12,425) with respect to term life insurance for the benefit of Mr. Yankowski.

(15) In September 1998 Mr. Yankowski was granted an option to purchase 250,000 shares under the 1994 Equity Incentive Plan and an option to purchase 250,000 shares pursuant to his Employment Agreement (as defined below in the section entitled "Transactions with Management and Affiliates"). In January 1999 the option that was granted, pursuant to his Employment Agreement, was cancelled and an option to purchase 250,000 shares was granted under the 1994 Equity Incentive Plan. In December 1999 Mr. Yankowski's options were cancelled pursuant to his Separation Agreement.

     The following table shows information concerning individual grants of stock options and freestanding SARs made during 1999 to each of the named executive officers:

                                                                                                    POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                       INDIVIDUAL GRANTS                            AT ASSUMED
                                     ------------------------------------------------------      ANNUAL RATES OF
                                      NUMBER OF      % OF TOTAL                                    STOCK PRICE
                                      SECURITIES    OPTIONS/SARS                                 APPRECIATION FOR
                                      UNDERLYING     GRANTED TO    EXERCISE OR                    OPTION TERM(1)
                                     OPTIONS/SARS    EMPLOYEES     BASE PRICE    EXPIRATION   ----------------------
               NAME                   GRANTED(#)      IN 1999        ($/SH)         DATE         5%          10%
               ----                  ------------   ------------   -----------   ----------   ---------   ----------
Paul B. Fireman....................    499,000(2)      35.47%        $18.010      4/19/09     5,651,870   14,322,948
                                         1,000(3)                     18.010      4/19/09        11,326       28,703
                                                                                              5,663,196   14,351,651
Angel Martinez.....................    100,000(4)       7.09%         14.875       1/2/09       935,481    2,370,692
Kenneth I. Watchmaker..............    100,000(4)       7.16%         14.875       1/2/09       935,481    2,370,692
                                         1,000(3)                     17.750      4/19/09        11,163       28,289
                                                                                              ---------   ----------
                                                                                                946,644    2,398,981
David A. Perdue....................       None             0%             --           --            --           --
James R. Jones, III................     35,000(4)       2.48%         14.875       1/2/09       327,418      829,742
Carl J. Yankowski..................    250,000(5)      17.73%         17.125       1/2/09     2,692,455    6,823,210

---------------
(1) The assumed annual rates of stock price appreciation of 5% and 10% per annum are established by the SEC and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.

(2) This option to purchase 499,000 shares was granted to Mr. Fireman by the Company on April 19, 1999 under the Company's 1994 Equity Incentive Plan, pursuant to an Agreement, dated April 19, 1999, between the Company and Mr. Fireman, as described below in the section entitled "Employee Agreements." In connection with this grant, Mr. Fireman canceled an option for 500,000 options which had an identical exercise price but which expired on July 24, 2000 and was granted under Mr. Fireman's Stock Option Agreement.

(3) An option to purchase 1,000 shares was granted to each of Mr. Fireman and Mr. Watchmaker by the Company in consideration of their consent to an amendment to the Company's SERP (as defined below) pursuant to Consents dated as of April 19, 1999, as described below in "Employee Agreements".

(4) These options were granted to Messrs. Martinez, Watchmaker, and Jones under the 1994 Equity Incentive Plan. These options have a four-year vesting schedule under which twenty-five percent (25%) of the shares granted became exercisable on the first four anniversaries of the date of the grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions that result in a change of control of the Company's Common Stock.

(5) This option was granted under the 1994 Equity Incentive Plan, as more fully described in footnote 15 to the "Summary Compensation Table" above. In connection with Mr. Yankowski's departure from the Company and pursuant to his Separation Agreement, this option was canceled.

     The following table sets forth aggregated option exercises in 1999 and option values as of December 31, 1999 for each of the named executive officers:

                    AGGREGATED OPTION/SAR EXERCISES IN 1999
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1999

                                                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS/SARS                OPTIONS/SARS
                              SHARES                                 AT 12/31/99(#)              AT 12/31/99($)
                             ACQUIRED                           -------------------------   -------------------------
          NAME            ON EXERCISE(#)   VALUE REALIZED($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----            --------------   ------------------   -------------------------   -------------------------
Paul B. Fireman.........       None                $0               2,736,530/461,920                  0/0
Angel Martinez..........       None                 0                  60,000/280,000                  0/0
Kenneth I. Watchmaker...       None                 0                  60,000/281,000                  0/0
James R. Jones, III.....       None                 0                   10,000/65,000                  0/0
David A. Perdue.........       None                 0                    5,400/16,200                  0/0
Carl J. Yankowski.......       None                 0                             0/0                  0/0

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan (the "SERP") for certain key executive officers, including Mr. Fireman, Mr. Duncan, Mr. Martinez and Mr. Watchmaker. The SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the five consecutive calendar years ending with the year in which the participant retires ("Final Average Compensation"), in which he or she had the highest total compensation (except that, for one former executive officer, the three calendar years have been defined as those falling between 1993 and 1997) multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service.

     In February 1999 the SERP was amended to provide that participants who voluntarily terminate their employment with the Company will forfeit their eligibility and further benefits if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, government or public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company.

     The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

                                                  YEARS OF SERVICE
FINAL AVERAGE                        ------------------------------------------
 COMPENSATION                           5                10               15
-------------                        --------         --------         --------
  $  450,000     ..................  $ 37,500         $ 75,000         $112,500
     550,000     ..................    41,667           83,333          125,000
     750,000     ..................    62,500          125,000          187,500
   1,000,000     ..................    83,333          166,667          250,000
   1,250,000     ..................   104,167          208,333          312,500
   1,500,000     ..................   125,000          250,000          375,000
   1,750,000     ..................   145,833          291,667          437,500
   2,000,000     ..................   166,667          333,333          500,000
   2,250,000     ..................   187,500          375,000          562,500

     The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (which are reflected in the Salary and Bonus columns of the Summary Compensation Table), plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended. The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above who are participants in the SERP are as follows: Paul B. Fireman, 20 years; Angel Martinez, 18 years; and Kenneth I. Watchmaker, 7 years.

EMPLOYEE AGREEMENTS

     Mr. Fireman has a Stock Option Agreement with the Company pursuant to which he received in 1990 a grant of options to purchase 2.5 million shares of the Company's Common Stock at exercise prices ranging from $17.32 to $18.37 per share, which became exercisable in stages over a five-year period ending July 24, 1995. Mr. Fireman and the Company entered into an Agreement, dated as of April 19, 1999, pursuant to which an option to purchase 500,000 shares of Common Stock at $18.01 per share was canceled and an option to purchase 499,000 shares was issued under Reebok's 1994 Equity Incentive Plan. This effectively extended the exercise date of this option from July 24, 2000 to July 24, 2010. In addition, the terms of this option have been changed to allow Mr. Fireman to transfer this option to certain family members, any trust in which certain family members have more than a fifty percent (50%) beneficial interest, or a foundation controlled by Mr. Fireman or certain family members. Options to purchase 2 million shares remain exercisable pursuant to the 1990 grant. The remaining options will remain exercisable until July 24, 2000, as long as (i) Mr. Fireman remains available to serve the Company as an employee, director or consultant, and (ii) Mr. Fireman does not compete with the Company in any manner.

     The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Mr. Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50 million upon the death of Mr. Fireman, age 56, or Phyllis Fireman, age 55 (whichever occurs later). Under the agreement, the Company paid that portion of each annual policy premium that, in general terms, was equal to the annual increase in the cash value of the policy. The Company's obligation to make such premium payments terminated in 1996 upon the payment of the sixth annual premium due under the policy. The Company continues to pay the premium on a related "key man" policy of which the Company is the beneficiary and which is designed to work in conjunction with the split-dollar insurance policy to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the Fireman trust. See footnote (5) to the "Summary Compensation Table" above for further information on premium payments made by the Company under this policy.

     The Company has an employment agreement with Mr. Watchmaker which established a supplemental retirement plan for his benefit into which the Company has credited $400,000. The terms of such supplemental retirement plan are identical to the Reebok International Ltd. Excess Benefits Plan, except that if Mr. Watchmaker's employment is terminated by the Company without cause, or if his employment ceases after a change of control under the terms of his change of control agreement with the Company (as described below), the funds credited to his supplemental retirement plan will become vested immediately upon his termination. Mr. Watchmaker's benefits under this supplemental retirement plan are reduced if he returns to Ernst & Young LLP and becomes eligible for a retirement plan there.

     In connection with the February 1999 amendment to the SERP, as described above in the section entitled "Supplemental Executive Retirement Plan", Mr. Fireman and Mr. Watchmaker executed Consents, each dated April 19, 1999, in which they agreed to forfeit their eligibility and further benefits under the SERP if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, government or public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company. In consideration of these Consents, the Company (i) granted Mr. Fireman an option to purchase 1,000 shares of Common Stock expiring on April 19, 2009, at an exercise price of $18.010; and (ii) granted Mr. Watchmaker an option to purchase 1,000 shares of Common Stock, expiring on April 19, 2009, at an exercise price of $17.750.

     The Company has change of control agreements with Mr. Duncan, Mr. Martinez, Mr. Watchmaker, Mr. Jones and David A. Pace, providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). A "change in control" includes one which is initiated by Company management except in the case of a leveraged buy-out or recapitalization of the Company in which the executive participates as an equity investor. In each agreement, if the executive's employment with the Company were to terminate (other than as a result of the death, total disability or retirement of the executive at or after his normal retirement date) within 24 months following a change in control and the termination is (a) by the Company for a reason other than as a result of a conviction of the executive for a felony or a crime involving moral turpitude or (b) by the executive if the Company fails to maintain the executive in the positions, with the titles, that he held immediately prior to the change of control, following a downgrading of his responsibilities or authority or if the Company makes certain other changes or reductions in the executive's compensation as specified in the agreement then the Company will pay to the executive a lump-sum cash payment equal to 300% of the aggregate of his (i) then-current annual base salary, (ii) his target bonus for the then-current year, or, if higher, his bonus for the most recent calendar year ended before the change of control, (iii) the amount of his then- current annual automobile allowance and (iv) the annual cost of life insurance then furnished to him by the Company. In addition, all of the executive's outstanding stock options, restricted shares and other similar incentive rights and interests will become immediately and fully vested and exercisable. The executive will be treated for purposes of the SERP as having three additional years of continuous service and the Company will pay to him in a single lump-sum cash payment the present value of his benefit under the SERP. The Company will pay to the executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Profit-Sharing and Retirement Plan and its Excess Benefits Plan and

(ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination. The executive and his dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, until the third anniversary of his termination of employment. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees and expenses incurred by him as a result of the termination of his employment. Each agreement provides that if it is determined that any payment or benefit provided by the Company to or on behalf of the executive, either under the executive's change of control agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will make an additional lump-sum payment to the executive which will be sufficient to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. Messrs. Duncan, Martinez, Watchmaker, Jones and Pace are required under the agreements not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change of control until such time as the effort terminates or the change of control is completed.

     The Company has non-competition agreements with Mr. Martinez, Mr. Watchmaker, Mr. Pace, Mr. Jones, Mr. Perdue, Mr. Duncan and Terry R. Pillow, under which each executive has agreed not to compete, directly or indirectly, with the Company during his employment and pursuant to which the Company has the right to extend the non-competition requirement for a period of up to one year after his termination of employment with the Company (the "Non-Competition Period"). During the Non-Competition Period, the Company will pay the executive an amount equal to one-half of his base salary as in effect on his termination date and will continue certain medical coverage benefits, except that, if the Company terminates the executive's employment without "cause" (as defined in the agreement), the executive would be entitled to 100% of his base salary as of the date of his termination.

     For a description of the employment-related agreements between Mr. Yankowski and the Company, see the section entitled "Transactions with Management and Affiliates."

     The above description is only a summary of the agreements which the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which have been filed as Exhibits to the Company's Annual Report on Form 10-K.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee has submitted the following report:

     The Committee in 1999 consisted of Geoffrey Nunes, Chair, William F. Glavin, Thomas M. Ryan and M. Katherine Dwyer (until her resignation from the Board in July 1999). The Compensation Committee's responsibilities include setting the compensation level for the Chief Executive Officer and reviewing compensation levels for all other executive officers of the Company. Compensation for these other individuals is established by the Chief Executive Officer. The Committee also functions as the stock option committee, and in that capacity administers the 1994 Equity Incentive Plan and grants all stock options to executive officers.

     During 1999, as part of a review of Mr. Fireman's total compensation program, the Committee reviewed comparative compensation data from a group of companies in the shoe and apparel industries as well as other leading consumer products organizations assembled by an outside compensation consulting firm (this data was also reviewed in connection with evaluating the compensation of the other executive officers of the Company, as described below). The Committee decided to continue Mr. Fireman's base salary at $1,000,000 per year for 1999 and to establish Mr. Fireman's target bonus at 100% of his base salary. The Committee believes that this places Mr. Fireman's base salary at approximately the median of similarly situated chief executive officers and Mr. Fireman's target bonus at approximately the 75th percentile of similarly situated executive officers, in each case based on the survey data. Mr. Fireman's bonus was determined under the Company's Executive Performance Incentive Plan as discussed more fully below.

     The Committee reviews the compensation for all other executive officers on an annual basis. As part of such review, the Committee held four meetings from February through April 1999 and reviewed comparative compensation data from a group of 14 other companies in the shoe and apparel industries and leading consumer products companies. While several of these companies are included in the Standard and Poor's and Textiles Apparel Manufacturers Indices used as peer group indices in the comparison of five year cumulative total return graph included in this Proxy Statement, the Compensation Committee believes that the Company's most direct competitors for executive talent are not confined to the companies that would be included in a peer group established to compare shareholder returns. Thus, the companies surveyed for compensation purposes were not the same as those included in the peer group indices. Target total compensation levels for Reebok executive officers were generally between the 50th and 75th percentile of the compensation for the companies surveyed and the Committee determined that this was appropriate given the complexity, volatility and risks/rewards associated with the Company's business.

     In March 1999, the Committee established financial criteria for the executive officers of the Company under the Company's 1999 Executive Performance Incentive Plan (the "Bonus Plan"). The Bonus Plan permits bonuses to be paid only if the financial criteria established by the Committee are met. Thus, bonuses paid under the Bonus Plan qualify for a tax deduction pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended. In 1999, for all executive officers other than Mr. Fireman, the financial criteria were based on at least two factors: (a) pre-tax operating profit and (b) cash flow from operations. For certain executives, these criteria are assessed against the Company's overall financial results, for others they are assessed against the results of a particular operating unit for which the executive is responsible, and for other executives their total bonus award is based on a combination of both. Additionally, for certain executives who were responsible for a particular operating unit, a third criteria was included in the Bonus Plan that was based on an increase in sales or year-end sales backlog, as appropriate. The Committee also determined the amount of the target award that would be paid if the financial criteria were satisfied. For 1999, participants had the ability to earn a portion of their award if 60% of the financial criteria were met, 100% of their target award if the financial criteria were satisfied and could earn more than 100% of the target award (up to a maximum of 200% of the award)if the criteria were exceeded. Under the Bonus Plan, any award in excess of 125% of the target award is deferred and paid in two equal installments on the first and second anniversary of the bonus award payment date. Target awards were fixed as a percentage of base salary and ranged from 50% to 100%. As indicated above, Mr. Fireman's target bonus is 100% of his base salary and for 1999 was calculated based on two criteria: (a) the Company's pre-tax operating profits; and (b) the performance of the Company's stock price. Under the Bonus Plan, the Committee has reserved the ability to reduce any award or eliminate any award based on the overall financial performance of the Company, as well as certain other factors.

     Bonuses for the executive officers for 1999 were determined in accordance with the Company's Bonus Plan and the Company's actual 1999 financial results. In February 2000, the Committee met to review the Company's actual financial results for 1999 and to determine whether such results satisfied the financial criteria established under the Bonus Plan. In 1999 the Reebok Brand and Corporate groups met a portion of the pre-tax operating profit target and exceeded the cash flow target for the year. The Reebok Brand group did not meet its sales backlog criteria. Based on these financial results, the Bonus Plan provided for funding of a portion of the target bonuses that were calculated based on the pre-tax operating profit and maximum payout of the target bonuses that were calculated based on the Company's cash flow. In accordance with the Bonus Plan, the amount of any bonus payable in excess of 125% of the target based on the Company's cash flow criteria was deferred. The Compensation Committee then exercised its discretion to modify any bonus award paid to an executive officer based upon overall corporate performance, and an individual assessment of each executive officer's performance in 1999 and whether such executive officer had met his individual performance objectives for the year. Based on such assessment, a decision was then made as to the actual bonus each executive should receive. In addition, if an executive failed to manage departmental expenses consistent with his budget, his bonus was subject to a minimum 50% reduction. In the case of Mr. Fireman, because the Company had met a portion of its pre-tax operating profit target (but not the stock price target) for 1999, Mr. Fireman was entitled to receive a bonus under the Bonus Plan. Mr. Fireman, however, declined this bonus.

     In December 1999, the Company entered into a separation agreement with Mr. Yankowski, who until such time served as the President and Chief Executive Officer of the Reebok Brand. The separation agreement provided for a lump sum payment equal to one year of his salary and the forgiveness of the balance of a loan given to Mr. Yankowski at the time of his hire (as more fully described in "Transactions with Management and Affiliates").

     The Committee generally grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under the Company's current program, the stock options for officers of the Company generally vest over a four-year period in equal installments. The stock options awarded to executive officers have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In 1999, the Committee amended the Company's 1994 Equity Incentive Plan to permit options to be granted with a term in excess of ten years and to permit transfers of stock options to relatives of the option holder (principally for estate-planning purposes). In December 1999, the Committee determined that only options granted to executive officers and directors of the Company would be transferable.

     In April 1999, the Committee reviewed Mr. Fireman's stock option position and the comparative data referred to above in order to determine whether any options should be granted to Mr. Fireman in 1999. The Committee determined that, in lieu of a new grant of options, it was appropriate to effectively extend the term of 500,000 stock options granted to Mr. Fireman in 1990 for an additional ten years to July 24, 2010 by granting an option for 499,000 shares. The 1990 grant of 500,000 options was cancelled. The options would retain their original exercise price of $18.01, which was higher than the Company's stock price at such time. The Committee also provided that these options would be transferable in accordance with the 1994 Equity Incentive Plan. In January 1999, after reviewing the comparative data referred to above, the Committee also determined that it was appropriate to grant stock options to certain executive officers of the Company.

     The Committee also amended the Company's Supplemental Executive Retirement Plan in 1999 to provide for forfeiture of benefits in certain circumstances and adopted more restrictive eligibility requirements. In consideration for their agreement to be governed by these more restrictive terms, the Committee granted an additional 1,000 stock options to certain participants in the SERP who consented to the amendment.

     In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue

Code of 1986, as amended, and, in appropriate cases, will attempt to structure such compensation so that any such limitation will not apply.

                                          Geoffrey Nunes, Chair
                                          William F. Glavin
                                          Thomas M. Ryan

PERFORMANCE GRAPHS

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1994 to December 31, 1999. The graph assumes an investment of $100 on December 31, 1994 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Each of the indices assumes that all dividends were reinvested.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
[PERFORMANCE GRAPH OMITTED]

                                               REEBOK             S&P 500 INDEX           FOOTWEAR-500
                                           INTERNATIONAL          -------------           ------------             TEXTILES
                                                LTD.                                                            (APPAREL)-500
                                           -------------                                                        -------------
Dec94                                          100.00                 100.00                 100.00                 100.00
Dec95                                           72.18                 137.58                 135.59                 112.31
Dec96                                          108.07                 169.17                 225.38                 154.30
Dec97                                           74.13                 225.60                 151.89                 166.40
Dec98                                           38.27                 290.08                 148.67                 144.00
Dec99                                           21.07                 351.12                 176.32                 107.47

---------------
* The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

     The following graph shows a comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices from July 26, 1985, the date of the Company's initial public offering, through December 31, 1999, and was prepared in the same manner as the five-year performance graph. This graph is included to show the Company's historical stock performance for the entire period since the Company's stock first became publicly traded.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
[PERFORMANCE GRAPH OMITTED]

                                               REEBOK             S&P 500 INDEX           FOOTWEAR-500
                                           INTERNATIONAL          -------------           ------------             TEXTILES
                                                LTD.                                                            (APPAREL)-500
                                           -------------                                                        -------------
26-Jul85                                       100.00                 100.00                 100.00                 100.00
Dec85                                          139.14                 112.05                 112.27                 120.88
Dec86                                          348.43                 132.91                 121.99                 173.32
Dec87                                          320.60                 139.80                 114.82                 139.73
Dec88                                          377.96                 163.02                 182.58                 158.19
Dec89                                          597.60                 214.67                 284.03                 208.41
Dec90                                          370.08                 208.00                 288.90                 181.28
Dec91                                         1077.51                 271.38                 595.38                 290.74
Dec92                                         1117.30                 292.05                 642.40                 309.48
Dec93                                          996.17                 321.49                 451.73                 234.00
Dec94                                         1323.07                 325.74                 613.01                 229.18
Dec95                                          954.93                 448.14                 831.16                 257.39
Dec96                                         1429.80                 551.04                1381.59                 353.63
Dec97                                          980.84                 734.88                 931.08                 381.36
Dec98                                          506.39                 944.89                 911.34                 330.02
Dec99                                          278.74                1143.71                1080.84                 246.30

TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

     From September 1998 until December 1, 1999 when Mr. Yankowski's employment with the Company ended, Mr. Yankowski served as a director and Executive Vice President of the Company and the President and Chief Executive Officer of the Reebok Division under an Employment Agreement, effective September 8, 1998 (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Yankowski was to receive a base salary of $800,000 in 1999 and was granted an option to purchase 500,000 shares of Common Stock, which was not exercisable in whole or part until September 8, 2000. The Employment Agreement contained a non-competition provision under which Mr. Yankowski agreed that during his employment with the Company and for one year thereafter he would not accept any position with any Reebok competitor. Under the terms of the Employment Agreement, the Company loaned Mr. Yankowski $1,000,000 on an interest-free basis, evidenced by a promissory note dated September 11, 1998.

     In connection with Mr. Yankowski's separation from the Company, he and the Company entered into a letter agreement, dated as of December 23, 1999 (the "Separation Agreement"), pursuant to which Mr. Yankowski agreed that, upon the end of his employment, he had no right to receive an annual bonus for 1999, to participate in Reebok employee benefit programs upon the date of separation or soon thereafter, or to exercise any stock options. In addition, Mr. Yankowski agreed to waive any employment-related claims against the Company. In exchange for these concessions, the Company agreed to pay Mr. Yankowski an amount equal to one year of his base salary in one lump sum payable in 2000, to forgive the loan made under the Employment Agreement, and to make him whole for any taxes imposed for imputed interest on the loan.

     In April 1996, the Company entered into a three-year agreement (the "1996 Agreement") with Harlem Globetrotters International, Inc. (the "Globetrotters"). In April 1999, the Company and the Globetrotters entered into another agreement (the "1999 Agreement"), which extended the arrangement through March 31, 2002. Under both of these agreements, Reebok is the exclusive athletic footwear and apparel sponsor of the Globetrotters and has been granted a license to produce and sell Reebok products bearing the Globetrotter's team trademark for a royalty payment of 5% of Reebok's production cost, with specified guaranteed royalty payments. Under the 1996 Agreement, Reebok supplied products having an aggregate retail value not to exceed $140,000 to the Globetrotters each contract year. The 1999 Agreement provides that Reebok will pay the Globetrotters $200,000 per year and supply to the Globetrotters Reebok products having an aggregate wholesale value not to exceed $50,000 per year. During 1999, Reebok paid to the Globetrotters approximately $250,000 and supplied to the Globetrotters approximately $20,000 in product. Mannie L. Jackson, a nominee and a current director of the Company, is the Chairman, Chief Executive Officer and majority owner of the Globetrotters.

          PROPOSAL 2:  SHAREHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD

     The following proposal was submitted on behalf of the New York City Fire Department Pension Fund (the "Fire Department Fund"), a shareholder of the Company, by Alan G. Hevesi, Comptroller of the City of New York. The Fire Department Fund has informed the Company that its address is 1 Center Street, New York, NY 10007-2341 and that it is the owner of approximately 6,860 shares of the Company's Common Stock.

     "BE IT RESOLVED, that the stockholders of Reebok International Ltd. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires."

                              SUPPORTING STATEMENT

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually.

                  STATEMENT OF BOARD OF DIRECTORS RECOMMENDING
                    A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     The Board of Directors believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed. The Board also notes that the Shareholders rejected an identical proposal made by the Fire Department Fund at the 1999 Annual Meeting.

     A classified board offers important advantages to stockholders and is the preferred method of governance for the majority of Fortune 500 companies. Moreover, a classified board protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the Company is encouraged to negotiate with the Board. This ensures the Board sufficient time to develop and consider appropriate strategy and enhances its ability to negotiate the best result for all stockholders.

     In addition, Massachusetts law, under which the Company is incorporated, requires all publicly-held corporations to have a classified board, unless the company affirmatively exempts itself from such requirement. The legislative history surrounding enaction of this law shows a decided preference for classified boards in the interest of public policy.

     The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

     The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. A classified board permits stockholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three.

     The Company understands that the Board should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors (five of seven); and having only outside directors on the Audit Committee, the Compensation Committee, and the Board Affairs Committee, which has responsibility for corporate governance issues. In addition, to encourage the alignment of the interests of the members of the Board with those of shareholders, the Board has a policy mandating required levels of stock ownership by its Directors and requiring the deferral of at least 40% of an outside directors' annual retainer into Reebok Common Stock. Moreover, to promote regular inclusion on the Board of new perspectives and talent, the Board has a term limit policy generally requiring that outside directors who have served twelve or more years on the Board should not be renominated for additional terms.

     Finally, shareholders should be aware that adoption of this stockholder proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the stockholders that the Board consider enacting such a change. The affirmative vote of two-thirds of the outstanding shares or a vote of the directors is required to opt out of the Massachusetts law and declassify the Board.

     For the reasons outlined above, the Board has concluded that a classified board is in the best interests of the Company and its shareholders and thus is opposed to the Fire Department Fund's shareholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL 2.

 PROPOSAL 3:  SHAREHOLDER PROPOSAL REQUESTING SHAREHOLDER APPROVAL BE OBTAINED
             BEFORE THE ADOPTION OF A SHAREHOLDER RIGHTS AGREEMENT

     The Amalgamated Bank of New York LongView Collective Investment Fund (the "LongView Fund"), a shareholder of the Company, has submitted the proposal described below. The LongView Fund has indicated to the Company that it is located at 11-15 Union Square, New York, NY 10003, and is the owner of approximately 17,865 shares of Common Stock.

     "RESOLVED: That the shareholders of Reebok International Ltd. request the Board of Directors not to adopt a shareholder rights agreement unless the Board has first obtained an affirmative vote of the shareholders."

                              SUPPORTING STATEMENT

     In June 1990 the Board of Directors issued certain rights under a newly created "Common Stock Rights Agreement." The Board took this action without first obtaining shareholder approval. The Agreement will expire in June 2000 unless extended or renewed.

     In our view, these rights can operate as an anti-takeover device, commonly known as a "poison pill," which can injure shareholders by reducing management accountability and adversely affecting shareholder value. Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition or renewal of such a poison pill. We note too a 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group that found a correlation between high corporate performance and the absence of poison pills.

     We believe that shareholders should have the right to vote on the necessity of such a powerful tool. We are therefore submitting this nonbinding recommendation for consideration by the shareholders prior to the expiration of the 1990 Rights Agreement. We believe that this action is warranted, given the Board's prior refusal to involve shareholders on this issue, as well as the Company's disappointing performance in recent years.

     Over the past five years, Reebok's stock has declined 75% while the S&P 500 index was rising 200%. Over the same period Reebok stock has underperformed all five of its peer companies in the S&P 500 Footwear and Textiles (Apparel) industry groups.

     In our view, it is time for shareholders to be heard on this subject.

     WE URGE YOU TO VOTE FOR THIS RESOLUTION!

                  STATEMENT OF BOARD OF DIRECTORS RECOMMENDING
                    A VOTE AGAINST THIS SHAREHOLDER PROPOSAL

     The LongView Fund requests that the Board of Directors not adopt a shareholder rights agreement unless the Board first obtains an affirmative vote of the shareholders. Regardless of the outcome of the vote, the proposal is nonbinding on the Board of Directors and shall be considered to be advisory. The Company currently has a Common Stock Rights Agreement, dated as of June 14, 1990, as amended (the "Rights Agreement"). The Board believes having the Rights Agreement, or a similar agreement, in place is in the best interest of the Company and its shareholders and that such an agreement provides important protection for shareholders. When the Rights Agreement expires in June 2000, the Board may decide to either renew or extend the Rights Agreement, or adopt an agreement similar to the Rights Agreement. If this proposal passes and the Board were to take the requested action, the Board believes that if shareholders subsequently do not affirm a renewal or extension of the Rights Agreement, or the adoption of a similar agreement, the shareholders may be deprived of substantial economic benefits in the future.

PURPOSE OF THE RIGHTS AGREEMENT

     In general, within a certain period of time after (i) a person acquires or obtains the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock, or (ii) the commencement of a tender offer or exchange offer that would result in any person or its affiliates owning 10% or more of the Company's outstanding Common Stock, the Rights Agreement allows the Board of Directors to distribute a dividend that would allow shareholders to purchase one share of Common Stock for each share owned at the distribution date.

     The primary purpose of the Rights Agreement is to encourage potential buyers of the Company to negotiate with the Board of Directors and allow the Board to prevent, or at least mitigate, abusive and coercive takeover tactics that may harm shareholders. The Rights Agreement also gives the Board time to evaluate bids, examine alternatives and protect shareholders' interests.

     The purpose of the Rights Agreement is not to prevent a takeover of the Company that is fair and equitable to all shareholders. Nor is the purpose to prevent a prospective buyer from making an offer for the Company. Rather, the Rights Agreement is intended to allow the Board sufficient time to make a sound decision on the merits of any offer and to curb any abuses.

     The Board of Directors believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all shareholders. Many companies with rights plans have received unsolicited offers and have redeemed their rights under the plans after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. Thus, experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to shareholders.

     The Board's conclusions are supported by a study of merger and acquisition activity between 1992 and 1996 conducted by Georgeson & Company, Inc. (the "Georgeson Report"). The Georgeson Report's study of approximately 319 transactions found the following:

     - Premiums paid to targets with shareholder rights plans were on average 8% higher than the premiums paid to targets without a shareholder rights plan;

     - The presence of a shareholder rights plans contributed an additional $13 billion in shareholder value in the merger and acquisition transactions studied while the shareholders of acquired companies without shareholder rights plans gave away $14.5 billion in potential premiums;

     - The presence of a shareholder rights plans at a target company did not increase the likelihood of the withdrawal of a friendly bid nor the defeat of a hostile one; and

     - Shareholder rights plans did not reduce the likelihood of a company becoming a takeover target -- companies with shareholder rights plans had a slightly higher takeover rate than companies without such plans.

     The Board can redeem the rights granted under the Rights Agreement in order to facilitate an acquisition that it determines to be at a fair price and in the best interests of all shareholders.

FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS

     When the Board of Directors carries out the Company's business and affairs, including the evaluation of any offer to purchase the Company, the Board must satisfy its fiduciary obligations to the Company's shareholders. The Board believes that the adoption of the Rights Agreement was an appropriate exercise of its fiduciary duties, as would be a renewal or an extension of the Rights Agreement or the adoption of a similar agreement. Because implementation of the LongView Fund's proposal would increase costs associated with, cause delay of, and make less likely, such renewal, extension or enactment, the Board also believes that its recommendation to vote against the proposal is consistent with its fiduciary duties.

ENHANCING STOCKHOLDER VALUE

     The Board of Directors believes that the Rights Agreement, or a similar agreement, will give the Board greater bargaining power with potential buyers than the Board would have otherwise. The Board believes that this enhanced bargaining power will increase the Board's ability to (i) secure the best possible offer from a potential buyer, thereby raising the price that shareholders receive in a tender offer, and (ii) prevent coercive takeover tactics that may harm shareholders. The Board believes that the Georgeson Report supports these conclusions.

EFFECT OF THE PROPOSAL

     The LongView Fund's proposal, if enacted by the Board of Directors, will have several negative effects. First, if the Board follows the recommendation, the cost of extending or renewing the Rights Agreement, or adopting a new, similar agreement, will be increased because the Company will have to secure shareholder approval.

     Second, if the Board follows the recommendation, the extension or renewal of the Rights Agreement, or the adoption of a similar agreement, will be delayed. This delay may result in the Company being without the benefits of the Rights Agreement for a period of time.

     Third, if the Board follows the recommendation, it will be more likely that the Company will be without the benefits of the Rights Agreement or any similar agreement.

     For the reasons outlined above, the Board of Directors has concluded that the Rights Agreement, or a similar agreement, is in the best interests of the Company and its shareholders, and thus opposes the LongView Fund's proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST PROPOSAL 3.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were made.

INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has been selected to audit the consolidated financial statements of the Company for the year ended December 31, 2000, and to report the results of their audit to the Audit Committee of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from shareholders.

ADVANCE NOTICE PROCEDURES

     Under the Company's bylaws, nominations for director may be made only (a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors or (b) by any stockholder of record who is entitled to vote for the election of directors at the meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier. Under recent changes to the federal proxy rules, if a stockholder who wishes to present such a proposal fails to notify the Company by the date required by the Company's bylaws, then the proxies that management solicits for the annual meeting will include discretionary authority to vote on the stockholder's proposal in the event it is properly brought before the meeting notwithstanding the Company's bylaws.

     The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting (a) by or at the direction of the Board of Directors, (b) by the presiding officer, or (c) by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than those stockholder proposals included in the Company's proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

     A copy of the full text of the bylaws provisions discussed above may be obtained by writing to the Clerk of the Company at 100 Technology Center Drive, Stoughton, Massachusetts 02072 and is filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

SHAREHOLDER PROPOSALS

     Proposals of shareholders submitted for consideration at the Annual Meeting of Shareholders in 2001 must be received by the Company no later than November 30, 2000.

OTHER BUSINESS

     The Board of Directors knows of no business that will properly come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business which properly comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

FORM 10-K

     A copy of Reebok's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: Office of Investor Relations, Reebok International Ltd., 100 Technology Center Drive, Stoughton, Massachusetts 02072.

     March 14, 2000

                                     PROXY
                   ANNUAL MEETING OF REEBOK INTERNATIONAL LTD.
                                  MAY 2, 2000

     The undersigned hereby constitutes and appoints KENNETH WATCHMAKER and DAVID PAGE, or either one of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders to be held at Fleet National Bank (formerly known as BankBoston, N.A.), Long Lane Conference Room, Second Floor, 100 Federal Street, Boston, Massachusetts on May 2, 2000 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned of said meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, this proxy will be voted IN FAVOR of all nominees for director and against proposals 2 and 3 in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

-----------                                                          -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON THE OTHER SIDE       SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

[REEBOK LOGO]                                               THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.


April 3, 2000

Dear Shareholder,

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, May 2, 2000 at Fleet National Bank (formerly known as BankBoston, N.A.), Long Lane Conference Room, Second Floor, 100
Federal Street, Boston, Massachusetts. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

     Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope.

                                        Sincerely,


                                        David A. Pace
                                        Clerk

                Please Detach and Mail in the Envelope Provided

A [X] Please mark your
      vote as in this
      example.


  The Board of Directors Recommends a vote "FOR" Proposal 1.

                   FOR ALL    WITHHELD FROM
                  NOMINEES    ALL NOMINEES
  1. Election of     [ ]           [ ]        Nominees: Geoffrey Nunes
     Class I                                            Mannie Jackson     The Board of Directors Recommends a vote "AGAINST"
     Directors.                                                                                Proposal 2.
     The undersigned hereby GRANTS authority to elect                                                        FOR   AGAINST  ABSTAIN
     as Class I directors the nominees listed at right.                 2. Shareholder proposal to request   [ ]     [ ]      [ ]
                                                                           the Board to take action to
                                                                           declassify the Board of Directors.
     --------------------------------------------------
     For all nominees except as noted above                                The Board of Directors Recommends a vote "AGAINST"
                                                                                               Proposal 3.
                                                                                                             FOR   AGAINST  ABSTAIN
                                                                        3. Shareholder proposal to request   [ ]     [ ]      [ ]
                                                                           the Board not to adopt a share-
                                                                           holder rights agreement unless
                                                                           the Board has first obtained an
                                                                           affirmative vote of the share-
                                                                           holders.

                                                                        PLEASE DO NOT FOLD THIS PROXY.

                                                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [ ]


Signature(s) ___________________________________________  ____________________________________________  Date: _______________, 2000

NOTE: Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.